Exhibit 99.1

Karl Heinz Salzburger, Vice President & Group President,

VF International, to Retire at the End of 2017

Aidan O’Meara, President, VF Asia Pacific, Named Successor

GREENSBORO, N.C. – Dec. 7, 2016 – VF Corporation (NYSE:VFC), a global leader in branded lifestyle apparel, footwear and accessories, today announced that Karl Heinz Salzburger, Vice President & Group President, VF International, will retire at the end of 2017.

Salzburger will remain in his current position through the first quarter of 2017 when he will become a Special Advisor to the Chief Executive Officer, focusing on a successful transition of responsibilities in the company’s international organization.

“Karl Heinz’s achievements during his 19 years with VF speak to his extraordinary leadership skills and measurable success in building and growing VF’s international business, which today represents about 36 percent of VF’s total global sales,” said Steve Rendle, VF’s President & Chief Operating Officer. “He has been a driving force behind our business expansion throughout Europe, the Middle East, Africa (EMEA) and the Asia-Pacific region. During his nine years as international leader, the business more than doubled in size.”

Rendle continued, “Karl Heinz led pivotal initiatives for VF International that have positioned our brands for continued success, including establishing our international headquarters in Stabio, Switzerland, in 2013, bringing together hundreds of associates representing dozens of nationalities. His persistent focus on value creation, inspirational leadership, creativity and results orientation will remain as core operating disciplines.”

Aidan O’Meara will assume the role of Vice President and Group President, VF International, effective April 1, 2017, and will serve on the company’s Operating and Executive Committees, reporting to Rendle. O’Meara was named President of the Asia- Pacific region in 2007, with responsibility to build a new organization in the region and develop a shared infrastructure to support expansion of VF’s brands. Under his leadership, VF today has an established presence in China and in seven other countries in the region. During the period of O’Meara’s leadership, VF’s revenue in the region grew tenfold to more than $1.2 billion, and its workforce grew from 300 employees to nearly 4,000.

O’Meara joined VF in 1992, leading the Wrangler® brand business in Ireland, then progressing to Managing Director of Jeanswear for the United Kingdom before becoming leader for VF in northern Europe. He later became President of VF’s Jeanswear international business.

“Our international platform is vital to VF’s continuing success,” Rendle said. “We are transforming VF to provide a clear path to growth in a changing global marketplace. From mature markets such as the U.S., Western Europe and Japan, to emerging markets such as Asia, Eastern Europe and South America, we are focused on growth on a global basis. Our international business will play an even greater part in VF’s next multi-year business strategy.”

To support international growth expectations and to broaden our regional leadership teams, reporting to O’Meara will be two individual leaders responsible for the EMEA and Asia-Pacific businesses, respectively:

•	Martino Scabbia Guerrini will become President of VF’s EMEA region, a newly created position in VF’s management structure. In his current role as President, Sportswear & Jeanswear Brands, EMEA, Scabbia Guerrini oversees the Napapijri®, Kipling®, Eastpak®, Wrangler®, and Lee® brands in the region. During his 10 years at VF, his leadership has played a significant role in building meaningful brand equity and in the ongoing evolution of VF’s operating infrastructure to support future international growth.

•	Kevin Bailey will become President of VF’s Asia-Pacific region. As part of the current role as President of VF’s Action Sports and Outdoor/Action Sports, Canada, Mexico and Central/South America business, Bailey is responsible for the Vans® , Eagle Creek® and Reef® brands. He brings more than 25 years of brand leadership and retail experience to his new role, and was responsible for developing the global brand strategy and overseeing brand marketing and the product line for the Vans® brand worldwide. Under Bailey’s leadership, revenue for the Vans® brand more than doubled to $2.2 billion.

Both Scabbia Guerrini and Bailey will serve on VF’s Operating Committee.

Rendle concluded, “VF’s bench of strong and proven leaders runs deep and enables us to manage succession in a thoughtful, planned and seamless way. I’m very confident that VF’s international business will continue to thrive and create even higher levels of success for our associates, shareholders, customers and consumers around the world.”

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Media Contacts

Lance Allega

VP, Investor Relations & Strategic Accounts

336-424-6082

Fabrizia Greppi

Senior Director, Corporate Communications, EMEA

+41 (0)91 649.2071

Craig Hodges

Senior Director, Corporate Communications

336-424-5636